SECOND AMENDMENT TO RIGHTS AGREEMENT


     THIS SECOND AMENDMENT dated as of September 10, 1999, is to the Rights Agreement (the "Agreement") dated as of October 6, 1995, and amended as of July 9, 1998, between DST Systems, Inc., a Delaware corporation (the "Company"), and State Street Bank and Trust Company, a Massachusetts trust company (the "Rights Agent"). The Second Amendment is pursuant to Section 26 of the Agreement and is being made prior to the Distribution Date. The undersigned officer of the Company, in his capacity as such, hereby certifies that this Second Amendment is in compliance with such Section 26. Capitalized and other terms in this Second Amendment shall have the meanings given them in the Agreement unless defined herein.

     The Company and the Rights Agent agree that Section 1(a) of the Agreement shall be deleted in its entirety and replaced with the following:

     (a) "Acquiring Person" shall mean any Person who, together with all Affiliates or Associates of such Person, shall be the Beneficial Owner of a Substantial Block, whether or not such Person continues to be the Beneficial Owner of a Substantial Block, but shall not include: (i) the Company; (ii) any subsidiary of the Company; (iii) any employee benefit plan of the Company or of any subsidiary of the Company, or any Person organized, appointed or established by the Company or by any subsidiary of the Company for or pursuant to the terms of any such plan; (iv) a Person who, together with all Affiliates and Associates of such Person, would become an Acquiring Person solely as a result of a reduction of the number of shares of Common Stock of the Company outstanding, including repurchases of outstanding shares of Common Stock of the Company by the Company, which reduction increases the percentage of outstanding shares of Common Stock of the Company beneficially owned by such Person until such Person, Affiliate or Associate shall thereafter become the Beneficial Owner of any additional shares of such Common Stock; (v) Kansas City Southern Industries, Inc., a Delaware corporation ("KCSI"), but only until (A) the date less than twenty percent (20%) of the common stock of KCSI's subsidiary, Stilwell Financial, Inc., a Delaware corporation ("Stilwell") is directly owned by KCSI (the "Stilwell Spin-Off"), or
     (B) the date prior to the Stilwell Spin-Off of a change in control of KCSI (as defined in this Section 1(a)); and (vi) Stilwell, Stilwell Management, Inc., a Delaware corporation ("Stilwell Management") provided Stilwell owns at least ninety-five percent (95%) of Stilwell Management's voting power, and any other corporation which is a wholly-owned subsidiary of Stilwell or part of an unbroken chain of corporations beginning with Stilwell, in which one hundred percent (100%) of the total combined voting power of each corporation in such unbroken chain is owned by one or more of the other corporations in such chain, but only so long as there is not a change in control of Stilwell (as defined in this Section 1(a)) and on or after December 31, 1999 such Person described in this clause (vi) is not an investment advisor or investment company under the Investment Company Act of 1940 or Investment Advisors Act of 1940, each as amended. Following the date of the Stilwell Spin-Off or of a change in control of KCSI prior to the Stilwell Spin-Off, KCSI and its Affiliates and Associates shall not be deemed an Acquiring Person until such time as KCSI or any such Affiliate or Associate shall acquire any additional shares of Common Stock and following such acquisition of additional shares, KCSI, together with its Affiliates and Associates, shall be the Beneficial Owner of a Substantial Block. Following a change in control of Stilwell, Stilwell and its Affiliates and Associates shall not be deemed an Acquiring Person until such time as Stilwell or any such Affiliate or Associate shall acquire any additional shares of Common Stock, and following such acquisition of additional shares, Stilwell, together with its Affiliates and Associates, shall be the Beneficial Owner of a Substantial Block.

     For purposes of this Section 1(a), a "change in control of KCSI" shall be deemed to have occurred if: (i) for any reason at any time, less than fifty percent (50%) of the members of the Board of Directors of KCSI are Continuing Directors of KCSI (as defined in this Section 1(a)); (ii) a person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), without the prior approval of the Board of Directors of KCSI, shall become a Major Stockholder of KCSI (as defined in this Section 1(a)), or (iii) the stockholders of KCSI shall have approved a Significant Transaction (as defined in this Section 1(a)) involving KCSI or a Major Stockholder shall have proposed any such transaction, unless such Significant Transaction shall have been approved by at least fifty percent (50%) of the members of the Board of Directors of KCSI who are Continuing Directors of KCSI.

     For purposes of this Section 1(a), a "change in control of Stilwell" shall be deemed to have occurred if prior to the date of the Stilwell Spin-Off there is a change in control of KCSI or if subsequent to the date of the Stilwell Spin-Off: (i) for any reason at any time, less than fifty percent (50%) of the members of the Board of Directors of Stilwell are Continuing Directors of Stilwell (as defined in this Section 1(a)); (ii) a person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), without the prior approval of the Board of Directors of Stilwell, shall become a Major Stockholder of Stilwell; or (iii) the stockholders of Stilwell shall have approved a Significant Transaction involving Stilwell or a Major Stockholder shall have proposed such a transaction unless such Significant Transaction shall have been approved by at least fifty percent (50%) of the members of the Board of Directors of Stilwell who are Continuing Directors of Stilwell.

     A "Continuing Director" for purposes of this Section 1(a) shall mean an individual: (A) who was on the Board of Directors of KCSI on September 1, 1995, in the case of KCSI, or was on the Board of Directors of Stilwell at the time of the Stilwell Spin-Off in the case of Stilwell (in either case, "Current Director"); or (B) whose election by the board of directors or nomination for election by stockholders was approved by a vote of at least fifty percent (50%) of the Current Directors; or (C) whose election by a vote of at least fifty percent (50%) of the members of such board then still in office who are Current Directors or were elected in the manner set forth in (B).

     A "Major Stockholder" for purposes of this Section 1(a) shall mean the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing fifty percent (50%) or more (calculated in accordance with Rule 13d-3) of the combined voting power of KCSI's or Stilwell's, as the case may be, then outstanding voting securities according to any public announcements or filings.

     A "Significant Transaction" for purposes of this Section 1(a) shall mean a merger, consolidation, dissolution or sale, lease, exchange or disposition of all or substantially all of the assets of KCSI or Stilwell, as the case may be.

     Except as otherwise set forth in this Second Amendment, the Agreement has not been amended or otherwise modified in any respect and remains in full force and effect in accordance with its terms. This Second Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

                                       DST SYSTEMS, INC.



                                        By: /s/ Kenneth V. Hager
                                        Vice President, Chief Financial Officer
                                        and Treasurer

                                        STATE STREET BANK AND TRUST COMPANY



                                        By: /s/ Charles V. Rossi
                                        Vice President